Exhibit-15b



Günther Förg

Günther Förg (1952–2013) pushed the boundaries of his artistic practice in painting, sculpture and photography as an exploration of modernism and the avant-garde.

DEAL TERMS

HISTORICAL RETURNS

BIOGRAPHY

MEDIA

DOCUMENTS


GÜNTHER FÖRG
UNTITLED, 2008

WHY WE LIKE THIS PAINTING


Gunther Förg
10:02

32.0%

PRICE APPRECIATION OF SIMILAR WORKS FOR FÖRG

Learn more about price appreciation, and view our important disclosures

'Untitled,' 2008, is an amazing example from Günther Förg's Spot Paintings, which he worked on towards the end of his life, from 2007 to 2008. Paintings from this series are distinguished by swathes of color against a white ground and are among his most desirable works in the art market.

In fact, as of February 2020, two of the three most expensive paintings by the artist sold at auction were Spot Paintings. As of December 31, 2013, the record auction price for a Spot Painting was just under $90,000. Recently, in 2019, a large scale canvas sold at Sotheby's for $1.22 million and set a new record. These colorful, commercial paintings are seen as manifestations of the artist's expressive freedom, and iconic within his broad and varied practice. We believe that the vibrant color, scale, and presentation of the Painting are emblematic of the Artist's most desirable works.

Deal Terms

THE PAINTING

Untitled

Masterworks agreed to acquire *Untitled,* an acrylic on linen painting by Günther Förg from 2008, which is measured at 78 ¾ inches by 94 ½ inches, privately negotiated transaction on May 12th, 2020.



Untitled
2008

Acrylic and oil on linen
78 ¾ × 94 ½ inches (200 × 240 cm)

HISTORICAL PERFORMANCE OF SIMILAR WORKS BY GÜNTHER FÖRG

32.0%

Reflects composite returns of similar works selected by Masterworks based on public auction sales data. The composite returns are used for comparative modeling purposes only. Each painting is unique and historical composite returns of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the composite returns of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Günther Förg with the following criteria: painting from the Spot Series, created between 2007 and 2008, at least 50 in by 50 in and no larger than 100 in by 100 in. The data was sourced from publicly available auction records and does not include private sales.

Important Disclosures*

APPRAISED VALUE

$700,000

Immediately prior to Masterworks entry into an agreement to acquire the Painting, it was appraised for $700,000 by an independent third-party appraisal firm. Investors are cautioned not to put undue emphasis on third-party appraisals. Please see Offering Circular for more information.

OFFERING SIZE

$660,000

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Offering Circular

We file documents with the SEC which can be obtained on www.sec.gov—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Similar Sales

Auction Results for Similar Paintings by Günther Förg



$1m
$900k
$800k
$700k
$600k
$500k
$400k
$300k
$200k
$100k
$0
2010
2013
2016
2019

○ Similar Paintings

Reflects composite returns of similar works selected by Masterworks based on public auction sales data. The composite returns are used for comparative modeling purposes only. Each painting is unique and historical composite returns of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our Offering Circular that are not reflected in the composite returns of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Günther Förg with the following criteria: painting from the Spot Series, created between 2007 and 2008, at least 50 in by 50 in and no larger than 100 in by 100 in. The data was sourced from publicly available auction records and does not include private sales.

Important Disclosures*



Komposition

Auction House	Bruun Rasmussen
Sales Date	Nov 4, 2010
Year	2007
Sold For	**$25,350**



Untitled

Auction House	Sotheby's
Sales Date	Jun 27, 2012
Year	2007
Sold For	**$123,399**



Untitled

Auction House	Christie's

Historical Returns

All auction sales in which an object sold more than once at auction since 1950 are presented below, listed from most recent sale to least recent sale.





PURCHASE PRICE
$34,375

SALE PRICE
≈ $437,373

GROSS RETURN
▲ **12.72x** (4 years)

PURCHASE PRICE
≈ **$40,248**

SALE PRICE
$581,000

GROSS RETURN
▲ **14.44x** (8 years)



PURCHASE PRICE
$26,400

SALE PRICE
≈ $13,176

SALE PRICE
≈ $17,942

SALE PRICE
≈ **$315,689**

GROSS RETURN
▲ **11.96x** (26 years)



PURCHASE PRICE
≈ **$37,608**

SALE PRICE
≈ $211,073

SALE PRICE
≈ **$326,215**

GROSS RETURN
▲ **8.67x** (12 years)

MORE RESULTS

Biography

Günther Förg (b. 1952–2013) was an important German artist who pushed the boundaries of his artistic practice in painting, sculpture and photography as an exploration of modernism and the avant-garde. Förg was born in Füssen Germany in 1952, and in 1973, he enrolled at the Academy of Fine Arts in Munich 1973, where he studied until 1979. The following year, he received his first solo show at the Rüdiger Schöttle Gallery in Munich, where he showed a series of monochrome paintings. In his decades-long artistic career that evolved since, Förg tackled a variety of media and pioneered a cross-disciplinary approach to his practice. Prices for the artist's work had been growing prior to his death in 2013 and have continued to accelerate through the most recent auctions in London, February 2020.

Artworks by Günther Förg are held in some of the most important permanent collections in the world, including the Museum of Modern Art in New York and Museum of Modern art in San Francisco, the Broad in Los Angeles, the Tate Modern in London, and Louisiana Museum of Art in Denmark. In 2018, Förg was the subject of a major retrospective mounted by the Stedelijk Museum in Amsterdam, which traveled to the Dallas Art Museum and further heightened the international interest in his work. The exhibit culminated in a presentation of the Spot Paintings. Additionally, this work has been exhibited at documenta IX, Kunstmuseum in Basel, Switzerland, Tel Aviv Museum of Art, Israel, Touko Museum of Contemporary Art in Tokyo, Japan, and many more.

2019 TOTAL AUCTION SALES (HAMMER PRICE)
$12,511,647

2019 NUMBER OF LOTS SOLD
179

Media





Documents

Offering Circular	Official Filing on SEC.gov
Provenance	Collection of the Artist. Private Gallery, New York. Masterworks agreed to acquired from the above.

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